EXHIBIT 99.1

[SUPERIOR UNIFORM GROUP, INC. LOGO]

NEWS RELEASE

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP REPORTS SECOND QUARTER RESULTS

SEMINOLE, Florida—July 24, 2003 – Superior Uniform Group, Inc., (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the second quarter ended June 30, 2003, sales were $34,187,586 compared with 2002 second quarter sales of $38,442,104. Net income was $1,283,065 or $.18 per share (diluted), compared with net income of $1,489,494 or $.21 per share (diluted) in the 2002 second quarter.

For the six months ended June 30, 2003, sales were $65,142,533, compared with sales of $72,090,330 in the six months ended June 30, 2002. Income before cumulative effect of change in accounting principle for the six months ended June 30, 2003 was $1,909,251 or $0.26 per share (diluted), compared to $1,910,985 or $0.27 per share (diluted) reported in the first six months of 2002. Net income for the six months ended June 30, 2003 was $1,909,251 or $0.26 per common share (diluted) versus a net loss of $2,593,578 or $.36 per common share (diluted) in the first six months of 2002.

Gerald M. Benstock, Chairman and C.E.O., commented: “As the economy remains sluggish and our customers continue to limit hiring and spending, and employee turnover remains very low, our sales have continued to be negatively affected. As a result, our sales declined 11% in the current quarter. We are upgrading our sales force and are aggressively pursuing new sales opportunities despite the weak economic conditions and are poised to capitalize when the economy does rebound. We are working to upgrade our management team and continue to actively review our corporate cost structure. We have further improved our gross margins in the current quarter through improved sourcing and are in an excellent position to provide competitively priced product

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to the market. Our financial condition is extremely strong and allows us to continue to invest in our business despite the severe economic conditions. We continue to generate significant cash from operations and have reduced our outstanding debt below our cash balance at the end of the current quarter.”

Superior Uniform Group, through its marketing divisions – Fashion Seal Uniforms, Martin’s, Empire, Appel, Worklon, Universal, and Sope Creek – manufactures and sells a wide range of uniforms, corporate I.D., career apparel and accessories for the hospital and healthcare fields; hotels; fast food and other restaurants; and public safety, industrial, transportation and commercial markets, as well as corporate and resort embroidered sportswear.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
(Unaudited)
	Three Months Ended June 30,
	2003	2002
Net sales	$34,187,586	$38,442,104

Costs and expenses:
Cost of goods sold	22,036,004	25,256,461
Selling and administrative expenses	9,987,399	10,653,193
Interest expense	181,118	192,956

	32,204,521	36,102,610

Earnings before taxes on income	1,983,065	2,339,494
Taxes on income	700,000	850,000

Net earnings	$1,283,065	$1,489,494

Basic net earnings per common share	$0.18	$0.21

Diluted net earnings per common share	$0.18	$0.21

Dividends per common share	$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
(Unaudited)
	Six Months Ended June 30,
	2003	2002
Net sales	$65,142,533	$72,090,330

Costs and expenses:
Cost of goods sold	42,051,459	47,363,346
Selling and administrative expenses	19,790,064	21,233,239
Interest expense	351,759	487,760

	62,193,282	69,084,345

Earnings before taxes on income and cumulativeeffect of change in accounting principle	2,949,251	3,005,985
Taxes on income	1,040,000	1,095,000

Earnings before cumulative effect of change in accounting principle	1,909,251	1,910,985
Cumulative effect of change in accounting principle, net of tax benefit of $2,560,000	—	(4,504,563)
Net earnings (loss)	$1,909,251	$(2,593,578)

Basic earnings (loss) per common share before cumulative effect of change in accounting principle	$0.27	$0.27
Cumulative effect of change in accounting principle, net of tax	—	(0.64)

Basic net earnings (loss) per common share	$0.27	$(0.37)

Diluted earnings (loss) per common share before cumulative effect of change in accounting principle	$0.26	$0.27
Cumulative effect of change in accounting principle, net of tax	—	(0.63)

Diluted net earnings (loss) per common share	$0.26	$(0.36)

Dividends per common share	$0.27	$0.27

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
JUNE 30,
(Unaudited)
ASSETS
	2003	2002
CURRENT ASSETS
Cash and cash equivalents	$9,668,710	$3,374,941
Accounts receivable and other current assets	23,104,081	26,213,673
Inventories	40,445,414	42,824,277

TOTAL CURRENT ASSETS	73,218,205	72,412,891
PROPERTY, PLANT AND EQUIPMENT, NET	19,160,200	21,585,597
GOODWILL	741,929	741,929
OTHER ASSETS	5,434,661	3,655,131
DEFERRED INCOME TAXES	—	950,000

	$98,554,995	$99,345,548

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$4,797,176	$5,401,108
Other current liabilities	5,660,088	6,325,170
Current portion of long-term debt	1,140,809	1,067,293

TOTAL CURRENT LIABILITIES	11,598,073	12,793,571
LONG-TERM DEBT	6,865,679	8,006,488
DEFERRED INCOME TAXES	10,000	—
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value—authorized 300,000 shares (none issued)
Common stock, $.001 par value—authorized 50,000,000 shares; issued and outstanding 7,138,762 and 7,080,012, respectively	7,139	7,080
Additional paid-in capital	10,941,231	10,058,065
Retained earnings	70,053,873	69,270,536
Cumulative Comprehensive Income (Loss)	(921,000)	(790,192)

TOTAL SHAREHOLDERS’ EQUITY	80,081,243	78,545,489

	$98,554,995	$99,345,548